Exhibit 8.1

April 20, 2007

Seaspan Corporation

Room 503, 5F Lucky Commercial Center

103 Des Voeut Road West

Hong Kong

China

Attention: Gerry Wang

Ladies and Gentlemen:

We have acted as counsel for Seaspan Corporation (the “Company”), a corporation formed under the laws of the Republic of the Marshall Islands, with respect to certain legal matters in connection with the offer and sale of common shares of the Company (the “Common Shares”) pursuant to a registration statement on Form F-3 (No. 333-142195) (the “Registration Statement”) as supplemented by the final prospectus supplement dated April 19, 2007 (the “Prospectus Supplement”). In connection therewith, we have reviewed the discussion set forth under the caption “United States Tax Considerations” in the Registration Statement and “Tax Considerations” in the Prospectus Supplement (collectively, the “Discussion”).

All statements of legal conclusions contained in the Discussion, unless otherwise noted, are our opinion with respect to the matters set forth therein as of the date set forth above. In addition, we are of the opinion that the Discussion with respect to those matters as to which no legal conclusions are provided is an accurate discussion of such federal income tax matters (except for the representations and statements of fact of the Company included in such Discussion, as to which we express no opinion).

We hereby consent to the filing of this opinion as an exhibit to a Report on Form 6-K of the Company and to the use of our name in the Registration Statement and the Prospectus Supplement. This consent does not constitute an admission that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.
Vinson & Elkins L.L.P.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Shanghai Tokyo Washington	666 Fifth Avenue, 26th Floor New York, NY 10103-0040 Tel 212.237.0000 Fax 212.237.0100 www.velaw.com